News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES A 9.5% DIVIDEND INCREASE

CINCINNATI, April 19, 2010 – The Procter & Gamble Company (NYSE: PG) announced that its Board of Directors declared an increase in the quarterly dividend from $0.44 to $0.4818 per share on its Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 17, 2010 to shareholders of record at the close of business on April 30, 2010.  This represents a 9.5% increase compared to the prior quarterly dividend.

P&G has been paying a dividend for 120 consecutive years since its incorporation in 1890.  This marks the 54th consecutive year that the Company has increased the dividend.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974